EXHIBIT 15.1

ZABALA FARMS GROUP, LLC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements give effect to the merger between , on the one hand, Zabala Farms Group, LLC (the “ZFG and on the other hand, Smart Initiatives, LLC, (“Smart”), Valley View Enterprises, LLC, (“Valley”) and Target Equity, LLC (“Target”).

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Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2018	2
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2018	3

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ZABALA FARMS GROUP, LLC.

Pro Forma

Balance Sheet – Unaudited

December 31, 2018

	Zabala Farms Group, LLC	Valley View Enterprises LLC	Target Equity LLC	Smart Initiatives LLC	Proforma Adjustments	Proforma As Adjusted
Assets
Current Assets
Cash	$–	$33,854	$444,952	$38,937	$–	$517,743
Note receivable	–	1,000	500	–	–	1,500
Investment in Salinas	–	3,873,415	3,624,300	2,000,000	–	9,497,715
Deposit on Purchase Contract	193,050	265,000	–	–	–	458,050

Total Assets	$193,050	$4,173,269	$4,069,752	$2,038,937	$–	$10,475,008
Liabilities and Partners' Equity
Current Liabilities
Accounts payable	$–	$–	$–	$23,514	$–	$23,514
Note payable	–	14,550	–	2,400	–	16,950
Other current liabilities	–	369,622	214,500	22,000	–	606,122
Total Liabilities	–	384,172	214,500	47,914	–	646,586
Partners' Equity
Paid in Capital	216,788	4,098,407	4,660,106	2,495,315	–	11,470,616
Accumulated deficit	(23,738)	(309,310)	(804,854)	(504,292)	–	(1,642,194)
Total Partners' Equity	193,050	3,789,097	3,855,252	1,991,023	–	9,828,422
Total Liabilities and Partners' Equity	$193,050	$4,173,269	$4,069,752	$2,038,937	$–	$10,475,008

See notes to the unaudited pro forma combined financial statements.

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ZABALA ARMS GROUP, LLC.

Pro Forma

Statement of Operations for the Year Ended December 31, 2018 – Unaudited

	Zabala Farms Group, LLC	Valley View Enterprises LLC	Target Equity LLC	Smart Initiatives LLC	Proforma Adjustments	Proforma As Adjusted
Revenue	$–	$332,936	$213,591	$250,815	$–	$797,342
Operating Expenses
General and Administrative Expenses	288	252,491	1,018,445	55,874	–	1,327,098
Offering Expense - Related Party	20,850	–	–	–	–	20,850
Offering Expense	2,600	–	–	–	–	2,600
Total Operating Expenses	23,738	252,491	1,018,445	55,874	–	1,350,548
Net Income (Loss)	$(23,738)	$80,445	$(804,854)	$194,941	$–	$(553,206)
Membership units	1,384,615				14,000,000	15,384,615

See notes to the unaudited pro forma combined financial statements.

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ZABALA FARMS GROUP, LLC.

NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Zabala Farms Group, LLC, a Delaware limited liability company (the “Company,” “ZFG,” “we,” “us,” and “our”) is offering up to 14,000,000 Class A Common Units of membership interests (the “Class A Units”), to members of Smart Initiatives, LLC, a California limited liability company (“Smart Initiatives”), the members of Target Equity, LLC, a California limited liability company (“Target Equity”) and the members of Valley View Enterprises, LLC, a California limited liability company (“Valley View”) in exchange for their respective membership interests in those entities. Smart Initiatives, Valley View and Target Equity are collectively referred to as the “Disappearing Entities.”

The Company and each of the Disappearing Entities have entered into a merger agreement pursuant to which, upon completion of the merger (the “Merger”), the Disappearing Entities will merge with and into the Company and the members of the Disappearing Entities will become members of the Company.

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheets have been derived from the historical December 31, 2018 balance sheet of ZFG and Disappearing Entities. The pro forma balance sheet and statement of operations present this transaction as if they had been consummated as of December 31, 2018 as required under Article 11 of Regulation S-X.

Historical financial information has been adjusted in the pro forma balance sheet to pro forma events that are: (1) directly attributable to the Merger; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results of operations. The pro forma adjustments presented in the pro forma condensed combined balance sheet and statement of operations are described in Note 3— Pro Forma Adjustments.

The unaudited pro forma combined financial information is for illustrative purposes only. These companies may have performed differently had they actually been combined for the periods presented. You should not rely on the pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the merger.

2. ACCOUNTING PERIODS PRESENTED

Certain pro forma adjustments were made to conform ZFG accounting policies to the Company’s accounting policies as noted below.

The unaudited pro forma condensed combined balance sheet as of December 31, 2018 is presented as if the Merger under common control had occurred on December 31, 2018 and combines the historical balance sheet of the Company at December 31, 2018 and the historical balance sheets of the Disappearing Entities at December 31, 2018.

The unaudited pro forma condensed combined statement of operations of the Company and Disappearing Entities for the period ended December 31, 2018 are presented as if the merger under common control had taken place on December 31, 2018. The pro forma statement of operations for the period ended December 31, 2018 combines the historical results of the Company for the year ended December 31, 2018.

The unaudited pro forma combined statement of operations for the year ended December 31, 2018 has been prepared by combining the Company’s historical consolidated statement of operations for the year ended December 31, 2018, with the historical consolidated statements of income of the Disappearing Entities for the year ended December 31, 2018.

3. PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma balance sheet and statement of operations are as follows:

•	To record 14,000,000 Class A Common Units of Membership Interest of ZFG in exchange for 100% membership interest of Disappearing Entities under common control.

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